FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): June 25, 2003

Commission file number 1-12579

OGE ENERGY CORP.

(Exact name of registrant as specified in its charter)

                           Oklahoma                                       73-1481638
                  (State or other jurisdiction of                      (I.R.S. Employer
                  incorporation or organization)                       Identification No.)

321 North Harvey
    P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000

(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure

        OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 720,000 customers in Oklahoma and western Arkansas and Enogex Inc. and its subsidiaries, a natural gas pipeline and energy marketing company with principal operations in Oklahoma, Arkansas and Texas.

        On June 25, 2003, the Company announced that it notified the Oklahoma Corporation Commission of the Company’s decision to move OG&E’s request for a general rate change to later this year. The Company had previously indicated that it planned to file a rate proposal as early as the end of June.

Item 7. (c) Exhibits

      Exhibit Number             Description

99.01	Press release dated June 25, 2003, announcing OG&E Moves Rate Case Filing to Later in 2003.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

                                            By         /s/      Donald R. Rowlett
                                              -----------------------------------------------
                                                                Donald R. Rowlett
                                                               Vice President and Controller
(On behalf of the registrant and in his capacity as Chief Accounting Officer)
July 2, 2003

Exhibit 99.01

OG&E Moves Rate Case Filing to Later in 2003

OG&E Electric Services announced today that it notified the Oklahoma Corporation Commission of the company’s decision to move its request for a general rate change to later this year. OG&E had previously indicated that it planned to file a rate proposal as early as the end of June.

“Our plan to file in June was based on our completing the negotiation and signing of a definitive purchase agreement for the acquisition of a new power plant,” said Brian Alford, Manager, Corporate Communications and Community Relations. “Negotiations are ongoing, and we expect to acquire generation in 2003. We’ll file a rate proposal with the Commission when we complete an agreement.”

Alford added that the additional time would also allow the company to improve its case and more accurately reflect the company’s current costs.

  “This is a very important acquisition for our ratepayers and our company because it represents an opportunity for long-term savings on fuel and purchased power costs,” Alford said. “We want to ensure that we bring the most complete and accurate information to the Commission that we can.”